PARTICIPATION AGREEMENT
Timbalier Island Prospect
South Timbalier Area Block 17
S.L. 21906

WHEREAS, Republic Exploration LLC (“REX”) has reviewed and recommended participation in Houston Energy, L.P.’s Timbalier Island Prospect covering State of Louisiana Lease Number 21906 covering a portion of South Timbalier Area Block 17 located in the offshore state waters of the State of Louisiana;

WHEREAS, Contango Operators, Inc. (“COI”) has elected to participate in and operate the drilling of the initial test well pursuant to the terms and conditions of that certain Letter of Intent (LOI) dated March 27, 2013 between Houston Energy L.P. and Contango Operators, Inc., a copy of which is attached hereto as Exhibit “A”;

NOW, THEREFORE, in consideration of the premises and other mutual covenants, benefits and promises hereinafter set forth and upon all the terms and conditions hereby agree to the following terms and conditions as remuneration and consideration to REX for its involvement in this transaction with COI:

1.
COI shall pay to JEX, the sole manager of REX, a prospect fee of $250,000 upon execution of the Participation Agreement and the Joint Operating Agreement with Houston Energy, L.P. et al pursuant to the terms and conditions of the LOI.

2.
REX shall be entitled to an election to own a proportionately reduced 12.5% back-in working interest after Prospect Payout upon the same terms in the LOI such that REX will have the option to own a 9.375% working interest and 6.65625% net revenue interest after Prospect Payout.

IN WITNESS WHEREOF, this instrument is executed by each of the Parties as of the 3rd day of April 2013.

CONTANGO OPERATORS, INC.                JUNEAU EXPLORATION, L.P.

By:    /s/ SERGIO CASTRO                By:    /s/ JOHN W. BURKE
    Sergio Castro                            John W. Burke
Vice President                            Vice President - Land

REPUBLIC EXPLORATION LLC

By:    /s/ JOHN W. BURKE
    John W. Burke
Executive Vice President